UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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CHASE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT FOR
THE SPECIAL MEETING OF SHAREHOLDERS OF CHASE CORPORATION
TO BE HELD ON OCTOBER 6, 2023

As previously disclosed and reported in the Current Report on Form 8-K filed on July 24, 2023 with the U.S. Securities and Exchange Commission (the “SEC”), Chase Corporation, a Massachusetts corporation (the “Company” or “Chase”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 21, 2023 by and among the Company, Formulations Parent Corporation, a Delaware corporation (“Parent”) and Formulations Merger Sub Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which (and subject to the satisfaction or waiver of the conditions specified therein) Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent. In connection with the Merger, the Company’s common stock will be delisted from the NYSE American and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On August 31, 2023, the Company filed with the SEC a definitive proxy statement in connection with the Merger (the “Proxy Statement”).

Five complaints have been filed in connection with the Proxy Statement (collectively, the “Complaints”) by purported shareholders of the Company. These lawsuits include: O’Dell v. Chase Corporation, et al., Case No. 1:23-cv-07744, filed on August 31, 2023, in the United States District Court for the Southern District of New York, Wang v. Chase Corporation, et al., Case No. 1:23-cv-07953, filed on September 8, 2023 in the United States District Court for the Southern District of New York, Tan v. Chase Corporation, et al., Case No. 23CV851, filed on September 8, 2023 in the Superior Court of Norfolk County, Massachusetts, McDaniel v. Chase Corporation, et al., Case No. 1:23-cv-08064, filed on September 12, 2023 in the United States District Court for the Southern District of New York, and Zappia v. Chase Corporation, et al., Case No. 1:23-cv-08411, filed on September 22, 2023 in the United States District Court for the Southern District of New York.

The Complaints assert claims under Section 14(a) and Section 20(a) of the Exchange Act challenging the adequacy of the disclosures relating to the proposed Merger. The Complaints seek, among other things, to enjoin the Company from consummating the Merger or, in the alternative, rescission of the Merger or damages and attorneys’ fees.

Additionally, the Company has received demand letters from nine purported Chase shareholders alleging similar insufficiencies in the disclosures in the Proxy Statement (such letters, the “Demands” and collectively with the Complaints, the “Litigation Matters”).

Additional lawsuits arising out of the Merger may also be filed in the future and the Company may also receive additional demands related to the Merger. Absent new or different allegations that are material or a disclosure obligation under the U.S. federal securities laws, the Company will not necessarily disclose such additional complaints or demands.

The Company believes that the claims asserted in the Litigation Matters are without merit and that no supplemental disclosure is required under applicable law. However, in order to avoid the risk that litigation may delay or otherwise adversely affect the consummation of the Merger, to avoid nuisance and possible transaction delays and to minimize the exposure and distraction of responding to the Litigation Matters, and without admitting any liability or wrongdoing, the Company has determined voluntarily to supplement the Proxy Statement as described in these supplemental disclosures. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Litigation Matters that any additional disclosure was or is required or material.

These supplemental disclosures will not affect the merger consideration to be paid to shareholders of the Company in connection with the Merger or the timing of the special meeting of the Company’s shareholders, which will be held virtually via live webcast at 9:00 AM Eastern Time on October 6, 2023.

Supplemental Disclosures

The additional disclosures herein supplement the disclosures contained in, and should be read in conjunction with, the Proxy Statement, which should be read in its entirety and is available on the SEC’s website at http://www.sec.gov, along with periodic reports and other information the Company files with the SEC. To the extent that information in these supplemental disclosures differs from, or updates information contained in, the Proxy Statement, the information in these supplemental disclosures shall supersede or supplement the information in the Proxy Statement. All page references in the information below are to pages in the Proxy Statement, and all terms used but not defined below shall have the meanings set forth in the Proxy Statement. New text within the amended and supplemented language from the Proxy Statement is indicated in bold and underlined text (e.g., bold, underlined text), and deleted text within the amended and supplemented language from the Proxy Statement is indicated in bold and strikethrough text (e.g., ~~bold, strikethrough text~~).

The section of the Proxy Statement entitled “The Merger (Proposal 1) – Background of the Merger” is hereby amended and supplemented as follows:

The ninth paragraph on page 32 is hereby revised as follows:

“On November 29, 2022, Mr. Adam Chase and representatives of Party A had a meeting to discuss potential strategic rationales for possible business transactions between Chase and Party A.”

The third paragraph on page 34 is hereby revised as follows:

“Also on April 25, 2023, the Chase Board of Directors held a meeting at which members of Chase management and, at the invitation of the Chase Board of Directors, representatives of Perella Weinberg and Davis Polk were also present. Representatives of Perella Weinberg provided an overview to the Chase Board of Directors of potential strategic alternatives, including potential business combinations and other potential options to enhance shareholder value. The Chase Board of Directors also discussed with Chase’s advisors alternative approaches to solicit incremental potential buyer interest and the various factors that might be taken into account when considering any proposals that might be received, including the differences associated with transactions involving financial or strategic buyers. After consulting with representatives of Perella Weinberg and Davis Polk, the Chase Board of Directors and management discussed and assessed the possibility of engaging in a market check with other potential buyers of Chase, and representatives of Davis Polk gave the Chase Board of Directors an overview of directors’ fiduciary duties, including as it relates to assessing any proposals received from third parties. Following deliberation and discussion with Chase management and its advisors, the Chase Board of Directors determined that it would continue evaluating the risks and benefits of potential strategic alternatives, but that it would wait to see if Party A submitted a revised proposal before deciding whether to more actively pursue a potential transaction.”

The last paragraph on page 34 is hereby revised as follows:

“On May 5, 2023, the Chase Board of Directors held a meeting at which members of Chase management and, at the invitation of the Chase Board of Directors, representatives of Perella Weinberg and Davis Polk also were present. Representatives of Perella Weinberg reviewed with the Chase Board of Directors the April 26 Proposal from Party A, and also discussed other strategic alternatives potentially available to Chase, including potential business combinations, disposals and other potential options to enhance shareholder value. The Chase Board of Directors discussed with Chase management and its advisors contacting certain parties that were viewed as the third parties most likely to be interested in a business combination with Chase and capable of making a compelling and actionable proposal to acquire Chase and executing such a transaction. Following discussion, the Chase Board of Directors determined that it would not grant Party A’s request for exclusivity, and concluded that the April 26 Proposal did not represent a sufficiently compelling value proposition to Chase, but that Chase should allow Party A to conduct additional due diligence, with the message that the Chase Board of Directors would expect Party A to submit a higher proposal if they were to consider further engagement with Party A. After discussion, and taking into account certain factors including confidentiality, the potential risk of a leak and minimizing the diversion of Chase management’s resources from Chase’s strategic plan, the Chase Board of Directors instructed representatives of Perella Weinberg to conduct a targeted outreach to certain other private equity sponsors (referred to herein as “Party B” and “Party C”) and a private strategic buyer (referred to herein as “Party D”) to assess their level of interest in pursuing a potential strategic transaction with Chase, based on the fact that these parties were considered by Chase management, taking into account discussions that representatives of Perella Weinberg had with the Chase Board of Directors, as the third parties most likely to be interested in a business combination with Chase and capable of making a compelling and actionable proposal to acquire Chase and executing such a transaction. The Chase Board of Directors further determined that it would be advisable to empower a special committee (the “Chase Special Committee”) consisting of independent directors Dana Mohler-Faria, Thomas DeByle, Thomas Wroe Jr., and Chad McDaniel, which had previously been established to evaluate potential transactions involving the Edward L. Chase Revocable Trust (the “Trust”), to assist the Chase Board of Directors in managing the process of exploring strategic alternatives and to assess any actual or perceived conflicts of interests should they arise, and further determined that the Chase Board of Directors would not recommend, authorize or approve any transaction unless it was recommended by the Chase Special Committee. The members of the Chase Special Committee were each “independent” under applicable NYSE American listing standards, had no financial or other material relationship with any potential counterparty, and were determined by the Chase Board of Directors to have the experience, qualifications, attributes, and skills necessary for the engagement, including deep experience with merger and acquisition transactions. The Chase Special Committee was not established due to any conflict of interest with any potential counterparty, and t~~T~~he Chase Board of Directors did not believe that any conflicts of interest existed at the time the special committee was formed or at any other time during the consideration of a potential transaction.”

The sixth full paragraph on page 36 is hereby revised as follows:

“On May 26, 2023, Party D communicated that it was not interested in pursuing an acquisition of the entire company because its interest was limited to Chase’s HumiSeal division and Chase’s conformal coatings business. Chase did not receive any formal proposals prior to this communication regarding an acquisition of Chase’s HumiSeal division and/or Chase’s conformal coatings business from Party D.”

The first full paragraph on page 38 is hereby revised as follows:

“On June 15, 2023, Party F indicated that it was not interested in pursuing a transaction with Chase at such time because its interest was limited to Chase’s HumiSeal division and Chase’s conformal coatings business, but the broader business was not of interest. Chase did not receive any formal proposals prior to this communication regarding an acquisition of Chase’s HumiSeal division and/or Chase’s conformal coatings business from Party F. Also on June 15, 2023 a “return or destroy letter” was sent to Party F requiring Party F, under the terms of its non-disclosure agreement, to return or destroy all confidential information received from Chase. Party F subsequently confirmed they had returned or destroyed all confidential information received from Chase.”

The third full paragraph on page 38 is hereby revised as follows:

“The next day, on June 16, 2023, KKR submitted an unsolicited non-binding proposal to acquire Chase at a price per share between $130.00 and $135.00, in cash (the “June 16 KKR Proposal”). The June 16 KKR Proposal did not address the retention of any member of Chase’s management post-closing or include any proposals or terms with respect to any retention of Chase’s management. The June 16 KKR Proposal did note that, at the appropriate time, KKR would welcome the opportunity to discuss management’s plans and objectives.”

The ninth and tenth full paragraphs on page 38 are hereby revised as follows:

“On June 22, 2023, Mr. Adam Chase received a call from a representative of a financial advisor on behalf of a private equity sponsor (referred to as “Party H”) to inform him that Party H indicated that it might be interested in a strategic transaction with Chase.

On June 23, 2023, Mr. Adam Chase received a call from a representative of a public company strategic buyer (referred to as ‘‘Party I’’) expressing a potential interest in a strategic transaction with Chase. On June 24, 2023, a representative of Party I contacted Mr. Adam Chase to indicate that Party I was not at this time willing or capable of executing a transaction with Chase.”

The third paragraph on page 39 is hereby revised as follows:

“On July 3, 2023, Mr. Adam Chase had a telephone call with a representative of Party H, during which Party H indicated that it was interested in pursuing a potential transaction involving a business segment of Chase, but was not interested in pursuing a business combination transaction for the entire company at this time. Mr. Adam Chase later reported his communications with Party H to the Board. No further communications were received from Party H.”

The twelfth paragraph on page 39 is hereby revised as follows:

“On July 14, 2023, KKR submitted a written non-binding offer to acquire Chase at a per share price of $125.10, in cash. KKR indicated that based on findings in its additional due diligence on Chase, including declines in Chase’s year over year results in recent months, declines in revenue of the recently acquired business NuCera, and certain negative quality of earnings adjustments, it had lowered its proposal per share from the previously proposed range of $130.00 to $135.00 per share (the “July 14 KKR Proposal”). The July 14 KKR Proposal did not address the retention of any member of Chase’s management post-closing or include any proposals or terms with respect to any retention of Chase’s management. The July 14 KKR Proposal did note that, at the appropriate time, KKR would look forward to discussing go-forward incentive arrangements that grant equity participation for all Chase employees, consistent with programs put into place at previous KKR portfolio companies. KKR also provided Chase a markup to the draft merger agreement, as well as drafts of an equity commitment letter and limited guarantee. The markup contemplated a voting agreement to be executed by the Chase Family Shareholders (i.e., Mr. Peter R. Chase, Mr. Adam P. Chase, and Ms. Mary C. Chase (individually and through certain affiliated trusts) and the Trust), as a condition to KKR entering into the merger agreement. In addition, in the markup of the merger agreement, KKR (i) agreed to a hell or high water commitment to obtain regulatory approvals and a full equity backstop for the entire purchase price, which effectively removed any financing risk from KKR’s proposal, (ii) proposed that the termination fee payable by Chase in the event the definitive agreement is terminated to enable Chase to enter into an alternative transaction or in the event the Chase Board of Directors changed its recommendation would be 3.9% of equity value and that such termination fee would not be an exclusive remedy, (iii) provided that KKR would be entitled to expense reimbursement of up to 1% of equity value in the event Chase shareholders did not vote to approve the merger and (iv) provided that Parent’s liability for fraud or willful breach of the merger agreement would be limited to 5.75% of equity value.”

The fourth paragraph on page 40 is hereby revised as follows:

“On July 17, 2023, at the instruction of the Chase Special Committee, representatives of Perella Weinberg provided feedback to KKR on certain key valuation points in KKR’s proposal, including the valuation per share, the termination fee and the liability cap, and informed KKR that in order to acquire Chase, KKR would need to increase their price per share offer.”

The first full paragraph on page 43 is hereby revised as follows:

“Throughout the evening of July 20, 2023 and into the morning of July 21, 2023, Davis Polk and K&E finalized the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee and the Voting Agreements. At no point during the negotiation process did any employee of Chase enter into any formal or informal agreement, arrangement, or understanding (whether or not binding) regarding continuing employment after closing of the contemplated transaction.”

The section of the Proxy Statement entitled “The Merger (Proposal 1) – Opinion of Chase’s Financial Advisor” is hereby amended and supplemented as follows:

The paragraphs under the sub-heading “Sum of the Parts Analysis” beginning on page 51 are hereby revised as follows:

“Perella Weinberg conducted a sum-of-the-parts analysis of Chase by performing separate financial analyses of each of Chase’s individual business segments, consisting of (i) adhesives, sealants, and additives (“ASA”), (ii) industrial tapes (“IDT”), and (iii) corrosion protection and waterproofing (“CPW”), based on (x) a multiple applied to estimated 2023E EBITDA for each segment based on the Management Projections and (y) estimated 2023E EBITDA for each segment, excluding corporate expenses, based on the Management Projections. Perella Weinberg applied the implied blended multiple (calculated as the sum of the product of each segment’s respective EBITDA, excluding corporate expenses, and each segment’s respective multiple divided by total segment EBITDA, excluding corporate expenses) to corporate expenses of $32 million, which includes year-to-date EBITDA adjustments reported in public filings by Chase for fiscal year 2023 as of May 31, 2023, as provided by Chase management. Perella Weinberg utilized management-provided 2023E segment EBITDA levels of $68 million for ASA, $50 million for IDT, and $14 million for CPW.

Based on Perella Weinberg’s analyses of the various business segments and on professional judgments made by Perella Weinberg, with respect to, among other things, the financial performance and competitive positioning of each such business segment and the relevant selected companies, Perella Weinberg selected a representative range of multiples to apply to 2023E EBITDA of 12.0x to 14.0x for ASA, 8.0x to 10.0x for IDT, and 9.0x to 11.0x for CPW to derive a range of implied values of approximately $98.05 to $118.71 per share of Chase Common Stock. Perella Weinberg compared this range to the Unaffected Share Price of $123.08 per share, the Last Trading Share Price of $127.94 per share and the Merger Consideration of $127.50 per share to be received by the holders of Chase Common Stock pursuant to the Merger Agreement.”

The paragraphs under the sub-heading “Discounted Cash Flow Analysis” on page 52 are hereby revised as follows:

“Perella Weinberg conducted a discounted cash flow analysis for Chase based on the Management Projections to derive a range of implied enterprise values for Chase by:

•
calculating the present value as of July 31, 2023 of the estimated standalone unlevered free cash flows (calculated as net operating profit after tax, plus depreciation and amortization, minus capital expenditures, minus the net increase in net working capital) that Chase could generate for the complete calendar years 2023 through 2028, as included in the Management Projections (excluding special projects), using discount rates ranging from 9.0% to 10.0%, and

•
adding the present value as of July 31, 2023, of the terminal value of Chase at the end of calendar year 2028~~2031~~ using perpetuity growth rates ranging from 1.5% to 2.5% and discount rates ranging from 9.0% to 10.0%.

Perella Weinberg estimated the range of perpetuity growth rates utilizing its professional judgment and experience, taking into account market expectations regarding long-term real growth of gross domestic product and inflation.

Perella Weinberg used discount rates ranging from 9.0% to 10%, which were derived from Chase’s weighted average cost of capital of 9.5% determined by the application of the capital asset pricing model based on Perella Weinberg’s experience and professional judgment, and which took into account certain company-specific metrics, including Chase’s target capital structure, the cost of long-term debt, forecasted tax rate and predicted Barra beta, as well as certain financial metrics for the United States financial markets generally.

From the range of implied enterprise values, Perella Weinberg derived a range of implied equity values for Chase. To calculate the implied equity value from the implied enterprise value, Perella Weinberg added cash and cash equivalents of approximately $47.2 million, subtracted debt of approximately $120.0 million, and subtracted $10.0 million in additional debt-like items comprised of expected contingent payments related to Chase’s acquisition of ABchimie and the current unfunded pension obligation, in each case as provided by Chase as of June 30, 2023 (other than with respect to the contingent payments and unfunded pension obligation, which were provided as of May 31, 2023). Perella Weinberg calculated implied value per share by dividing the implied equity value by fully diluted shares outstanding, calculated by assuming 9.51 million shares of Chase Common Stock outstanding, Chase RSAs relating to an aggregate of 0.065 million shares of Chase Common Stock, Chase PSAs relating to an aggregate of 0.021 million shares of Chase Common Stock and the dilutive effect, assuming the treasury stock method, of Chase Stock Options to purchase 0.184 million shares of Chase Common Stock, based on information provided by Chase management. This analysis resulted in an implied per share equity value reference range for the Chase Common Stock of approximately $118.41 to $151.67 per share. Perella Weinberg compared this range to the Unaffected Share Price of $123.08 per share, the Last Trading Share Price of $127.94 per share and the Merger Consideration of $127.50 per share to be received by the holders of Chase Common Stock pursuant to the Merger Agreement. Perella Weinberg noted that the present value of the terminal values represented between approximately 67.2% and approximately 73.5% of enterprise value.”

The fifth paragraph under the sub-heading “Miscellaneous” on page 53 is hereby revised as follows:

“Since January 1, 2020, Perella Weinberg and its affiliates have provided certain advisory services, including investment banking and other financial services, to KKR or its affiliates unrelated to the Merger, for which they have received approximately $21.0 million in aggregate compensation, including having acted as financial advisor to KKR on its acquisition of a majority stake in the Professional and Retail Hair businesses of Coty Inc. and an investment in convertible preferred shares of Coty Inc. in 2020, having acted as financial advisor to KKR in the acquisition of Cloudera, Inc. in 2021 and having acted as financial advisor to Calabrio, Inc., a KKR portfolio company, in connection with its acquisition by Thoma Bravo in 2021.

Except in connection with its engagement as financial advisor to Chase in connection with the Merger, during the three-year period prior to the date of Perella Weinberg’s opinion, no material relationship existed between Perella Weinberg or its affiliates, on the one hand, and Chase, on the other hand, pursuant to which Perella Weinberg or its affiliates had received or anticipated receiving compensation.”

The section of the Proxy Statement entitled “The Merger (Proposal 1) – Projected Financial Information” is hereby amended and supplemented as follows:

The table (and accompanying footnotes) on page 55 is hereby revised as follows:

	Year Ended August 31,
	2023E	2024E	2025E	2026E	2027E
Revenue	$410	$437	$514	$562	$611
EBITDA(1)(2)	$101	$112	$128	$142	$156
Depreciation	(9)	(10)	(11)	(13)	(14)
Amortization	(24)	(22)	(23)	(24)	(25)
Taxes	(17)	(20)	(23)	(27)	(29)
Net Operating Profit After Taxes	$51	$60	$70	$80	$88
Depreciation	9	10	11	13	14
Amortization	24	22	23	24	25
Capital Expenditures	(10)	(8)	(9)	(8)	(6)
Net Increase in Net Working Capital	(12)	(2)	(6)	(8)	(9)
Unlevered Free Cash Flows(3)	$62	$82	$90	$100	$112

(1)
The 2023 and 2024 EBITDA estimates provided to Party A and KKR in the strategic and financial review process were updated, as described in the section entitled “The Merger (Proposal 1) – Background of the Merger” beginning on page 32 of this proxy statement. The above table summarizes the Management Projections, but with the revised estimates provided to Party A and KKR on July 7, 2023 and on July 14, 2023.

(2)
Defined as earnings before interest, taxes, depreciation and amortization. The 2023 EBITDA estimate includes year-to-date EBITDA adjustments reported in public filings by Chase for fiscal year 2023 as of May 31, 2023, including the impact of losses (gains) on contingent consideration, operations optimization costs, acquisition-related costs, purchase accounting adjustments, losses on  impairment or write-offs of long-term assets, and other significant items of a non-recurring and/or non-operational nature.

(3)	Defined as net operating profit after tax, plus depreciation and amortization, minus capital expenditures, minus the net increase in net working capital.

The following paragraph is hereby added after the table on page 55:

“Based on the extrapolations described above, Perella Weinberg calculated estimated unlevered free cash flows of $120 million for 2028.”

The section of the Proxy Statement entitled “The Merger (Proposal 1) – Interests of Chase’s Directors and Executive Officers in the Merger” is hereby amended and supplemented as follows:

The last paragraph under the sub-heading “Treatment of Equity-Based Awards” beginning on page 56 is hereby revised as follows:

“See the section entitled “The Merger (Proposal 1) - Interests of Chase’s Directors and Executive Officers in the Merger - Golden Parachute Compensation” beginning on page 58 of this proxy statement for an estimate of the amounts that would become payable to each Chase executive officer (each of whom is a named executive officer) in respect of his or her unvested Chase RSAs, Chase PSAs and Chase Stock Options awards at the effective time of the Merger. The non-employee directors hold Chase RSAs with reference to an aggregate of 7,824 shares and will receive an aggregate amount of $997,560 in respect of such Chase RSAs at the effective time of the Merger, of which $124,695 would be payable to each of the non-employee directors.”

The paragraph under the sub-heading “Director Deferred Compensation Plan” beginning on page 57 is hereby revised as follows:

“Certain non-employee directors participate in the Chase Non-Qualified Retirement Savings Plan for the Chase Board of Directors (the “Deferred Compensation Plan”) pursuant to which participants have elected to defer payment of a certain portion of their compensation. Notwithstanding each participant’s deferral election, upon a change of control (which the Merger will constitute), all participants are entitled to receive a lump sum payment of all amounts accumulated in their Deferred Compensation Plan account no later than sixty (60) days following the effective time of the Merger. Assuming that the Merger is consummated on November 30, 2023, the non-employee directors who participate in the Deferred Compensation Plan would be entitled to payments in an aggregate amount equal to approximately $400,000, of which approximately $250,000 would be payable to Thomas DeByle and approximately $150,000 would be payable to a former non-employee director whose service on the Chase Board of Directors ended in 2016, prior to the beginning of the last fiscal year.”

Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed transaction between Chase and Parent. In connection with this proposed transaction, Chase filed the Proxy Statement with the SEC on August 31, 2023 and mailed the Proxy Statement to shareholders of the Company entitled to vote at the Special Meeting on or around August 31, 2023. Chase may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document Chase may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF CHASE ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the Proxy Statement and other documents filed with the SEC by Chase (when available) through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Chase will be available free of charge on Chase’s internet website at https://chasecorp.com/investor-relations/ or by contacting Chase’s primary investor relation’s contact by email at investorrelations@chasecorp.com or by phone at 781-332-0700.

Participants in Solicitation

Chase, Parent, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Chase is set forth in its Annual Report on Form 10-K for the fiscal year ended August 31, 2022, which was filed with the SEC on November 10, 2022, its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on December 22, 2022, certain of its Quarterly Reports on Form 10-Q and certain of its Current Reports filed on Form 8-K.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Proxy Statement and may be contained in other relevant materials to be filed with the SEC.

Forward Looking Statements

This communication contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this communication that are not statements of historical fact, including statements about Chase’s ability to consummate the proposed transaction and the expected benefits of the proposed transaction, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future performance, plans, actions or events. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others: (i) the failure to obtain the required vote of Chase’s shareholders, (ii) the timing to consummate the proposed transaction, (iii) the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur, (iv) the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated, (v) the diversion of management time on transaction-related issues, (vi) risks related to disruption of management time from ongoing business operations due to the proposed transaction, (vii) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of Chase, (viii) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Chase to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers, (ix) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee, (x) unexpected costs, charges or expenses resulting from the Merger, (xi) potential litigation relating to the Merger that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto, (xii) worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, (xiii) challenges encountered by the Company in the execution of restructuring programs, (xiv) disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, cyber-security vulnerabilities, foreign currency volatility, swings in consumer confidence and spending, raw material pricing and supply issues, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Chase’s filings with the SEC, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Chase’s Annual Report on Form 10-K for the year ended August 31, 2022 and in the Company’s other filings with the SEC.

These forward-looking statements speak only as of the date of this communication, and Chase does not assume any obligation to update or revise any forward-looking statement made in this communication or that may from time to time be made by or on behalf of the Company.